CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Two Roads Shared Trust relating to the financial statements and financial highlights of Tactical Dividend and Momentum Fund, a series of shares of beneficial interest in Two Roads Shared Trust. Such financial statements and financial highlights appear in the July 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

November 27, 2023